FIRST AMENDMENT
                              TO CUSTODY AGREEMENT

     This instrument dated June 4, 1998, is a First Amendment to that certain Custody Agreement dated June 1, 1994, by and between THE PBHG FUNDS, INC., a corporation organized under the laws of the State of Maryland, having its principal office and place of business at 825 Duportail Road, Wayne, PA 19087 (the "Fund"), and THE NORTHERN TRUST COMPANY (the "Custodian"), an Illinois company with its principal place of business at 50 South LaSalle Street, Chicago, Illinois 60675.

     WHEREAS, the Fund is a registered open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, the Fund has retained Custodian to furnish custodial services;

     WHEREAS, the Board of Directors of the Fund wishes to delegate to Custodian certain responsibilities of managing the Fund's foreign custody arrangements as provided in Rule 17f-5 under the 1940 Act, except with respect to central depositories and clearing agencies or with respect to custody arrangements in the countries listed on Schedule I, attached, as that Schedule may be amended from time to time by written notice to the Fund;

     WHEREAS, the Board of Directors of the Fund has determined that it is reasonable to rely on Custodian to perform the responsibilities delegated to it under this Amendment;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

     1. Section 1(o) of the Custody Agreement is amended to read as follows:

     (o) "Sub-Custodian" shall mean and include (i) any branch of the Custodian and (ii) any "eligible foreign custodian," as that term is defined in Rule l7f-5 under the 1940 Act, as amended, which has been approved by the Fund or a Delegate of the Fund in the manner required by Rule 17f-5.

     2. The following is added as Section 1(r):

     (r) "Delegate of the Fund" shall mean and include any entity to whom the Board of Directors of the Fund has delegated any responsibility under Rule 17f-5 of the 1940 Act.

     3. Section 3 of the Custody Agreement is amended to read as follows:


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     "3. Appointment and Removal of Sub-Custodians.

     (a) The Custodian may appoint one or more Sub-Custodians to act as Depository or Depositories or as sub-custodian or sub-custodians of Securities and moneys at any time held in any Portfolio, upon the terms and conditions specified in this Agreement. The Custodian shall oversee the maintenance by any Sub-Custodian of any Securities or moneys of any Portfolio.

     (b) Any agreement between the Custodian and each Sub-Custodian described in clause (ii) of Section I(o) and acting hereunder shall contain any provisions necessary to comply with Rule 17f-5 under the 1940 Act.

     (c) Prior to the Custodian's use of any Sub-Custodian described in clause
     (ii) of Paragraph I(o), the Fund or a Delegate of the Fund must approve such Sub-Custodian in the manner required by Rule 17f-5 and provide the Custodian with satisfactory evidence of such approval.

     (d) The Custodian shall promptly take such steps as may be required to remove any Sub-Custodian that has ceased to be an "eligible foreign custodian" or has otherwise ceased to meet the requirements under Rule 17f-5. If the Custodian intends to remove any Sub-Custodian previously approved by the Fund or a Delegate of the Fund pursuant to paragraph 3(c), and the Custodian proposes to replace such Sub-Custodian with a Sub-Custodian that has not yet been approved by the Fund or a Delegate of the Fund, it will so notify the Fund or a Delegate of the Fund and provide it with information reasonably necessary to determine such proposed Sub-Custodian's eligibility under Rule 17f-5, including a copy of the proposed agreement with such Sub-Custodian. The Fund shall at the meeting of the Board of Directors next following receipt of such notice and information, or a Delegate of the Fund, shall promptly determine whether to approve the proposed Sub-Custodian and will promptly thereafter give written notice of the approval or disapproval of the proposed action.

     (e) The Custodian hereby warrants to the Fund that in its opinion, after due inquiry, the established procedures to be followed by each Sub-Custodian (that is not a foreign securities depository or clearing agency) in connection with the safekeeping of property of a Portfolio pursuant to this Agreement afford reasonable care for the safekeeping of such property based on the standards applicable in the relevant market.

     4. The following is added as Section 3A to the Custody Agreement:

        "3A. Delegation of Foreign Custody Management.

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          (a) The Fund hereby delegates to Custodian and the Custodian accepts the responsibilities set forth in subparagraph (b) below of this Section 3A, in accordance with Rule 17f-5 under the 1940 Act, with respect to foreign custody arrangements for the Fund's existing and future investment portfolios, except that the Custodian shall not have such responsibility with respect to central depositories and clearing agencies or with respect to custody arrangements in the countries listed on Schedule I, attached hereto, as that Schedule may be amended from time to time by notice to the Fund.

          (b) With respect to each foreign custody arrangement regarding the assets of any investment portfolio of the Fund for which Custodian has responsibility under this Section 3A, Custodian shall:

          (i) determine that the Fund's assets will be subject to reasonable care, based on the standards applicable to custodians in the relevant market, if maintained with an "eligible foreign custodian", as that term is defined in Rule 17f-5 under the 1940 Act, after considering all factors relevant to the safekeeping of such assets;

          (ii) determine that the written contract with such foreign custodian governing the foreign custody arrangements will provide reasonable care for the Fund's assets;

          (iii) establish a system to monitor the appropriateness of maintaining the Fund's assets with such foreign custodian and the contract governing the Fund's foreign custody arrangements;

          (iv) provide to the Fund's Board of Directors, at least annually, written reports notifying the Board of the placement of the Fund's assets with a particular foreign custodian and periodic reports of any material changes to the Fund's foreign custodian arrangements; and

          (v) withdraw the Fund's assets from any foreign custodian as soon as reasonably practicable, if the foreign custody arrangement no longer meets the requirement of Rule 17f-5.

     5. Sections 14(b)1 and 14(b)2 of the Custody Agreement are amended to read as follows:

          "1. The Custodian will use reasonable care with respect to its obligations under this Agreement and the safekeeping of property of the Portfolios. The Custodian shall be liable to, and shall indemnify and hold harmless the Fund from and against any loss which shall occur as the result of the failure of the Custodian or a Sub-Custodian (other than a foreign securities depository or clearing agency) to exercise reasonable care with respect to their

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     respective obligations under this Agreement and the safekeeping of such property. The determination of whether the Custodian or Sub-Custodian has exercised reasonable care in connection with their obligations under this Agreement shall be made in light of prevailing standards applicable to professional custodians in the jurisdiction in which such custodial services are performed. In the event of any loss to the Fund by reason of the failure of the Custodian or a Sub-Custodian (other than a foreign securities depository or clearing agency) to exercise reasonable care, the Custodian shall be liable to the Fund only to the extent of the Fund's direct damages and expenses, which damages, for purposes of property only, shall be determined based on the market value of the property which is the subject of the loss at the date of discovery of such loss and without reference to any special condition or circumstances.

          2. The Custodian will not be responsible for any act, omission, or default of, or for the solvency of, any foreign securities depository or clearing agency approved by the Board of Directors or a Delegate of the Fund pursuant to Section (1)(o) or Section 3 hereof."

     Except as set forth above, all terms of the Custody Agreement as in effect immediately prior to this amendment shall remain in full force and effect.

     Executed this 4th day of June, 1998.

THE NORTHERN TRUST COMPANY                 THE PBHG FUNDS, INC.
                                           on behalf of PBHG International Fund

By: __________________________________     By: ________________________________

Its: _________________________________     Its: _______________________________

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                                   SCHEDULE I

       (Countries for which Custodian shall not have responsibility under Section 3A for management of foreign custody arrangements)


                                     Russia
                                    Lithuania
                                     Taiwan
                                     Croatia

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